Exhibit 10.31

SEPARATION AGREEMENT AND GENERAL RELEASE

You,                                         , have voluntarily elected to accept, and Silicon Graphics, Inc. (“SGI”) has agreed to pay you, a Severance Benefit. This document will, upon your signature, constitute the Agreement between you and SGI, including all subsidiaries on the terms of your separation from employment with SGI. It is agreed that you and SGI want to end the employment relationship amicably and finally and to preclude any dispute between you and SGI arising from your employment by SGI, your separation or any other matter.

Accordingly, it is understood and agreed as follows:

1. Your last day of work was                      (“Termination Date”). You separated from SGI and your position as Vice President as of your Separation Date. On that date, your on-site, email and voicemail access privileges ended. You further agree to return all SGI confidential and/or proprietary information in your possession, access card keys, identification badges and all SGI property, including, but not limited to, files, records, computer access codes, computer programs, instruction manuals, business plans, and other property which you prepared or helped to prepare in connection with your employment with SGI. You understand and agree that as of the Separation Date, you received a check for all unpaid wages and accrued, unused vacation due through that date, less applicable payroll taxes and required withholdings. You certify and agree that no additional wages and unused vacation are due to you. You also will be reimbursed for any reasonable and customary reimbursable business expenses, if any, incurred prior to the Separation Date, as long as you submit evidence of such expenses within sixty (60) days of the Separation Date. Receipt of unpaid wages, unused vacation, earned bonus and reimbursement for business expenses is not dependent upon you signing this Agreement.

2. In order to assist you in making this transition and in consideration of your adherence to the terms of this Agreement, SGI agrees to the following terms if you execute this Agreement:

a. You will be eligible for an amount equivalent to twenty-six (26) weeks of base salary, calculated as of your Separation Date, subject to required tax and other withholdings. This amount will be paid to you in bi-weekly payments on SGI established paydays and will continue regardless of whether you find other employment. This amount will be paid out to you only upon receipt of the executed Agreement within the time period, as specified below in Paragraph 8, and upon the expiration of the revocation period, as specified below in Paragraph 8.

b. You will continue to be eligible for SGI-paid medical, dental and vision benefits through                     , at which time you will be eligible to elect continuation of your health benefits through COBRA. If you elect continuation of your health benefits through COBRA, SGI will make COBRA payments on your behalf for a period of up to twenty-six (26) weeks following the date of your election.

3. Other than the items set forth above and unpaid reimbursement for business expense, you have no expectation of, and shall make no other claims for payment or any other compensation from SGI.

4. In consideration of SGI’s agreement as stated above, you agree to release and discharge unconditionally SGI and any successors, subsidiaries, affiliates, related entities, and their respective current and former officers, directors, stockholders, employees, benefits plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns, from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from your employment with SGI and the separation of that employment or otherwise, whether known or unknown to you, which you ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Agreement. The claims you are waiving include, but are not limited to, all claims arising out of or related to any stock options held by you or granted to you by SGI which are scheduled to vest subsequent to your Separation Date; all claims under Title VII of the Civil Rights Act of 1964, as amended; all claim under the Age Discrimination in Employment Act of 1967; all claims under the Worker Adjustment and Retraining Notification Act (WARN) or similar state statutes; all claims under the Americans with Disabilities Act; all claims under the Fair Labor Standards Act; all claims under the National Labor Relations Act; all claims under the Employee Retirement Income Security Act; all claims under 42 U.S.C. section 1981; and all claims under other analogous federal, state and local laws, regulations, statutes and ordinances; all claims under any principle of common law; all claims concerning any right to reinstatement; and all claims for any type of relief from SGI, whether federal, state or local, whether statutory, regulatory or common law, and whether tort, contract or otherwise. This release of claims does not affect any pending claim for workers’ compensation benefits, any unemployment claim, any claims based on your statutory right to be indemnified under California Labor Code Section 2802, your vested rights, if any, in SGI’s 401(k) plan, or your rights to exercise any and all SGI stock options you hold that are exercisable as of your Separation Date during the applicable period of exercise and in accordance with all other terms of any plan or agreement relating to those stock options, or any other claims that cannot be waived or released under applicable laws.

5. Because you agree to release all claims, known or unknown as set forth in Paragraph 4 above, it is further understood and agreed that as part of the consideration and inducement for the execution of this Agreement, you specifically waive the provisions of section 1542 of the California Civil Code (or any analogous federal or state law or regulations), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of section 1542, and for the purpose of implementing a full and complete release and discharge of SGI, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all the claims described herein, whether known or unknown, and that this Agreement contemplates the extinction of any and all such claims, including claims for attorneys’ fees.

6. You acknowledge that, because of your position with SGI, you have specific knowledge of many types of information which is proprietary to SGI, including, without limitation, its current and planned technology; its current and planned corporate strategies; strategic customers and business partners; and the identity, skills and interests of its employees. You agree to keep and treat all such proprietary information as confidential; you acknowledge and reaffirm your obligations to SGI under the Proprietary Information and Invention Agreement signed by you, wherein you agreed to keep and treat all such proprietary information as confidential and these obligations survive your separation of employment with SGI.

7. It is agreed that you will not disclose the negotiations leading to the terms of this Separation Agreement, or the terms of the Separation Agreement itself, the benefit being paid under it or the fact of its payment, except that you may disclose this information to those individuals that have a need to know in order for them to render professional or financial services or as may be required by law, rule or regulation. Failure to adhere to this paragraph constitutes a material breach of this Agreement and excuses SGI’s obligations to make payments pursuant to the Agreement.

8.	You understand and agree that:

a. You have had a period of twenty-one (21) days within which to consider whether you would execute this Agreement, that no one has hurried you into executing this Agreement during that twenty-one (21) day period, and no one coerced you into executing this Agreement.

b. You have carefully read and fully understand all of the provisions of this Agreement, declare that this Agreement is written in a manner that you understand, and know that you are giving up important rights.

c. You are entering into this Agreement knowingly and voluntarily and intend to be bound by its terms.

d. You were advised and hereby are advised in writing to consult with an attorney of your choice prior to executing this Agreement.

e. You understand that rights or claims, including those arising under the Age Discrimination in Employment Act of 1967, which may arise after the date this Agreement is executed, are not waived.

f. You understand that you have a period of seven (7) days to revoke your acceptance of this Agreement, and that you may deliver notification of revocation in person or by letter via overnight mail to                                          at 1140 E. Arques Avenue, Sunnyvale, CA 94085. You further understand that this Agreement will not become effective and binding, and none of the consideration described in Paragraph 2 will be provided to you until the expiration of the revocation period. The revocation period commences when you execute this Agreement and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which you execute this Agreement. You also understand that, if you do not mail a notice of revocation before the end of the seven (7) day period described above, this Agreement will become final, binding and enforceable.

9. You agree that, for a period of 6 months following the effective date of separation of your employment with the Company, you will not directly or indirectly solicit, induce, recruit or encourage any of the employees of the Company (or any of its subsidiaries or affiliates) to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away such employees either for employment by yourself or by any other person or entity.

10. You agree not to make any untruthful remarks or statements about the Company, its officers, directors, employees, or agents.

11. You agree, upon SGI’s or its agent’s request and reasonable notice, to cooperate with SGI in connection with any claim or litigation or other matter about which you may have relevant information. Upon request, you will also provide SGI with information that you obtained from your employment regarding SGI’s business or operations. Additionally, you will immediately notify SGI’s General Counsel if you receive any written or oral request for information from any persons (other than your full-time employer), or their counsel, who are asserting or investigating claims or litigation asserted against, or otherwise adverse to, SGI. You will not disclose information to such persons except as required by legal process. You will not disclose to anyone, except SGI, confidential or privileged matters obtained from or related to your employment with SGI, except as required by law.

12. You declare and represent that no promise, inducement or other agreement not expressly contained in this Agreement or referred to in this Agreement, has been made conferring any benefit upon you; that this Agreement contains the entire agreement between the parties with respect to any benefit conferred upon you; and that the terms of this Agreement are contractual. This Agreement is entered into and governed by the laws of the State of California.

13. In the event of any dispute, claim, question, or disagreement arising out of or relating to this agreement or the breach thereof, you and SGI agree to first use our best efforts to settle such matters in an amicable manner. Initially, we shall consult and negotiate with each other, in good faith and, recognizing our mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If we do not reach such resolution within a period of sixty (60) days, then upon written notice by either party to the other, any unresolved dispute, claim or differences shall be submitted to confidential mediation by a mutually agreed upon mediator. Either party may, without inconsistency with this agreement, apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved. The site of the mediation shall be in the County of Santa Clara, California. Each party shall each bear its own costs and expenses and an equal share of the mediators’ and any similar administrative fees. Should mediation not resolve the dispute, claim, question, or disagreement, all parties retain their right to pursue all legal remedies.

14. This Agreement contains the entire agreement between you and SGI and supersedes any and all prior agreements or understandings pertaining to the subject matter of this Agreement. You represent and acknowledge that in executing this Agreement you have not relied upon any representation or statement not set forth here with regard to the subject matter of this Agreement.

15. The above provisions are severable. If a court of competent jurisdiction rules that any provision of this Agreement is invalid or unenforceable, the court’s ruling will not affect the validity and enforceability of the other provisions of this Agreement.

By signing this Agreement and general release, you confirm that:

—	You have read it; you understand it and know that you are giving up important rights;

—	You have been advised to consult an attorney before signing it; and

—	You have signed it knowingly and voluntarily.

Date	Employee Signature

Employee Name (Printed) & EE Number

Date	SGI Representative